UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2019

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AVADEL PHARMACEUTICALS PLC

(Exact name of registrant as specified in its charter)

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Ireland (State or Other Jurisdiction of Incorporation)	000-28508 (Commission File Number)	98-1341933 (I.R.S. Employer Identification No.)

Block 10-1 Blanchardstown Corporate Park, Ballycoolin Dublin 15, Ireland (Address of Principal Executive Offices)	Not Applicable (Zip Code)

Registrant’s telephone number, including area code: +353 1 485 1200

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.03 Bankruptcy or Receivership.

The information in Item 8.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.03.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 6, 2019, Avadel Pharmaceuticals plc (the “Company”) announced a restructuring plan that includes substantial future cost savings and a bankruptcy filing by its subsidiary Avadel Specialty Pharmaceuticals LLC (“Specialty Pharma”), which is responsible solely for the sales, marketing and distribution of the Company’s Noctiva™ product for the treatment of nocturia (i.e., waking up two or more times during the night to urinate due to a condition called nocturnal polyuria). The voluntary bankruptcy filing by Specialty Pharma is described in greater detail in Item 8.01 of this Current Report on Form 8-K and such description is incorporated by reference into this Item 2.05. As part of the cost-saving measures, the Company will reduce its overall workforce by approximately 50%. The Company expects to substantially complete the workforce reduction by June 30, 2019.

The Company is implementing the restructuring plan in light of the disappointing results from the commercial launch of Noctiva despite a substantial investment of resources. As a result of the restructuring, the Company will be able to focus its resources on other product development activities, in particular the Company’s ongoing Phase III clinical trial of its FT218 product for the treatment of excessive daytime sleepiness (EDS) and cataplexy in patients suffering from Narcolepsy. The voluntary bankruptcy filing by Specialty Pharma is not expected to materially impact any other aspect of the Company’s business, including the ability to operate its sterile injectables hospital business and complete the FT218 Phase III clinical trial. The Company expects to realize $70 to $75 million in cost reductions in 2019 as compared to 2018 as a result of the restructuring plan, driven primarily by exiting Noctiva.

The Company estimates that it will incur approximately $10 to $15 million of one-time pre-tax cash charges related to the restructuring. These cash charges are expected to be incurred primarily during the first half of 2019. Additionally, in connection with the restructuring plan, the Company expects to record in the fourth quarter of 2018 a pretax non-cash impairment charge of approximately $66 million related to Noctiva intangible assets, which, combined with the cash charges described above, equals $76 to $81 million of total estimated costs associated with the restructuring plan.

Cautionary Note Regarding Forward-Looking Statements. Certain statements in this Item 2.05 are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to estimates of future cash expenses and the Dollar amount of non-cash impairment charges to be recognized. These forward-looking statements are estimates based on various assumptions, and the actual amounts may differ materially from the foregoing estimates. The Company may incur additional cash and/or non-cash costs not currently contemplated due to events associated with or resulting from the workforce reduction and other cost-saving measures included in the restructuring plan. The estimates set forth in this Item 2.05 may also be subject to change due to certain of the risks and uncertainties described in the press releases dated February 7, 2017 which are incorporated by reference as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and in the Company’s other Securities and Exchange Commission filings, including the risk factors identified under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K, as updated by the Company’s subsequent quarterly reports on Form 10-Q.

Item 2.06 Material Impairments.

The information in Item 2.05 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.06.

Item 8.01 Other Events.

On February 6, 2019, Specialty Pharma filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States District Court for the District of Delaware, Case No. 19-10248 (CSS). The case has been assigned to Judge Christopher Sontchi of the U.S. Bankruptcy court.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release of Avadel Pharmaceuticals plc dated February 7, 2019 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2019).

99.2	Press release of Avadel Pharmaceuticals plc dated February 7, 2019 (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2019).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVADEL PHARMACEUTICALS PLC

By:	/s/ Phillandas T. Thompson
Phillandas T. Thompson
Senior Vice President, General Counsel and Corporate Secretary

Date: February 12, 2019

Exhibit Index

99.1	Press release of Avadel Pharmaceuticals plc dated February 7, 2019 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2019).

99.2	Press release of Avadel Pharmaceuticals plc dated February 7, 2019 (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2019).